AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") entered into as of this 28th day of May 2003, by and among ETI Corporation, a Nevada corporation ("ETI"), New ETI, Inc., a California corporation ("Newco"), Paul Lanham ("Lanham"), solely for purposes of ETI's representations and warranties and United Communications Hub, Inc., a California corporation (the "UC Hub"). ETI, Newco, UC Hub and Lanham are referred to collectively herein as the "Parties".

     WHEREAS, ETI owns 100% of the outstanding capital stock of the Newco;

     WHEREAS, ETI desires to merge Newco into UC Hub in a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code (the "Code") through which Newco shall merge into UC Hub and the common stockholders of UC Hub shall receive preferred stock of ETI in exchange for 100% of the capital stock of UC Hub; and

     WHEREAS, this Agreement provides for various rights and responsibilities.

     NOW, THEREFORE, in consideration of the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the Parties adopt this plan of merger and agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following words and phrases have the definitions which follow:

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, as defined, obligations, Taxes, as defined, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          "Newco" has the meaning set forth in the preface above.

          "Certificate of Merger" has the meaning set forth in Section 2.02.

          "Closing" has the meaning set forth in Section 2.02 below.

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          "Closing Date" has the meaning set forth in Section 2.02 below.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commissioner" means the Commissioner of Corporations of the State of California.

          "Dissenting Shares" has the meaning set forth in Section 2.04.

          "Effective Time" has the meaning as set forth Section 2.03(i).

          "ETI" has the meaning set forth in the preface above.

          "Exchange Act" means the Securities Exchange Act of 1934.

          "Form 10-KSB" shall mean the Form 10-KSB of ETI for the year ended December 31, 2002 which has been filed with the SEC, as defined.

         "Form 10-QSB" shall mean the Form 10-QSB of ETI for the quarter ended March 31, 20031997 which has been or will be filed with the SEC.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          "Governmental Entity" means any arbitrator, court, nation, government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

          "Investigation" means any preliminary or other inquiry or any informal or formal investigation being conducted by any federal, state, or local government including any administrative agency.

          "Knowledge" means actual knowledge after reasonable investigation.

          "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, as defined.

          "Material Adverse Effect" means any event, change or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could result in a material adverse effect on ETI, Newco or UC Hub, as the case may be, or material adverse change in the business, properties, assets, financial condition,

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          results of operations, management or future prospects of ETI, Newco or
          UC Hub, as the case may be, since December 31, 2002. "Merger" has the meaning set forth in Section 2.01.

          "Merger Consideration" has the meaning set forth in Section 2.03(b).

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Parties" has the meaning set forth in the preface above.

          "Permit" means the Permit issued by the Commissioner authorizing the issuance of the Merger Consideration pursuant to the terms and conditions of this Agreement.

          "Permit Application" means the Application for Permit under Section 25121 of the California Corporations Code to be filed in accordance with Section 7.07 of this Agreement with the California Department of Corporations, including the disclosure documents relating thereto.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Preferred Stock" means the Series A Convertible Preferred stock with
          S.000 par value, of ETI.

          "Securities Act" means the Securities Act of 1933, as amended.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Documents" means registration statements, periodic reports and other documents filed by ETI with the SEC.

          "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directories.

          "Surviving Corporation" has the meaning set forth in Section 2.01.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability,

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          real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. "Tax Return" means any return, declaration, report, claim for refund, or information or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "UC Hub" has the meaning set forth in the preface above.

          "UC Hub Shares" means the common stock, no par value of UC Hub.

     2. BASIC TRANSACTION.

     2.01 The Merger. On and subject to the terms and conditions of this Agreement, Newco shall merge with and into UC Hub (the "Merger") at the Effective Time, as defined. UC Hub shall be the corporation surviving the Merger (the "Surviving Corporation").

     2.02 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of UC Hub's counsel in Encino, California at 9:30 a.m., local time, on the day following issuance of the Permit, subject to the satisfaction or waiver of all conditions to the obligation of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions, the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine (the "Closing Date"). At the Closing, (i) UC Hub shall deliver to ETI and Newco the various certificates, instruments and documents referred to in this Agreement, (ii) the UC Hub common stockholders shall deliver to Newco the instruments referred to in this Agreement including certificates representing 100% of UC Hub Shares duly executed with medallion guarantees, provided, however, that if all certificates of UC Hub stockholders who do not exercise dissenters rights are not delivered at the Closing, the Parties will arrange to escrow the Preferred Stock to be delivered to such persons pending their delivery, (iii) ETI and Newco shall deliver to UC Hub and its common stockholders the various certificates, instruments, and documents referred to in Sections 5.02 and 5.03. (iv) Newco shall deliver to the common stockholders of UC Hub the Preferred Stock certificates referred to in Section 2.03 , subject to the proviso in clause (ii) above, and (v) ETI and Newco shall file with the Secretary of State of California an Agreement of Merger and Certificates of Approval in the form attached hereto as Exhibit A (the " Merger Documents").

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     2.03 Effect of the Merger.

          (a) General. The Merger shall become effective at the time (the "Effective Time") that Newco and UC Hub file the Merger Documents with the Secretary of State of California. The Merger shall have the effect set forth in the California Corporations Code. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any documents) in the name and on behalf of either the Surviving Corporation or Newco in order to carry out and effectuate the transactions contemplated by the Agreement.

          (b) Conversion of the UC Hub Shares. At and as of the Effective Time, each eight UC Hub Shares shall be converted into the right to receive an amount equal to five shares of Preferred Stock (the "Merger Consideration"), having the rights and preferences contained on Exhibit B, and ETI shall receive UC Hub Shares in an amount equal to the number owned by those who do not own Dissenting Shares. Following the Merger, the outstanding Newco common stock shall be cancelled. At the Closing, Newco shall deliver to the stockholders of UC Hub the stock certificates to which they are entitled. If any UC Hub Shares are not delivered, the Parties shall arrange to escrow the applicable Preferred Stock certificates as provided in Section 2.02.

          (c) UC Hub Series H Preferred Stock. The UC Hub Series H Preferred Stock, unless voluntarily converted into UC Hub Shares, shall remain outstanding and the rights and preferences shall not be impaired.

          (d) Restrictions on Sale. The common stock issuable upon conversion of the Preferred Stock shall only be saleable during the first 12 months following the Closing in an amount equal to 1/12 each month for each stockholder.

     2.04 Dissenting Shares.

     (i) Notwithstanding anything in this Agreement to the contrary, UC Hub Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of UC Hub who have demanded and perfected their demands for appraisal of such UC Hub Shares in the time and manner provided in Chapter 13 of the California Corporations Code and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the California Corporations Code (the "Dissenting Shares") shall not be converted as described in Section 2.03, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Chapter 13 of the California Corporations Code; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the California Corporations Code, such holder's UC Hub Shares shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.03, into the right to receive the applicable Merger Consideration set forth in such provisions, without any interest thereon.

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     (ii) UC Hub shall give the ETI (1) prompt notice of any demands for appraisal pursuant to Chapter 13 of the California Corporations Code received by UC Hub, withdrawals of such demands, and any other instruments served pursuant to the California Corporations Code and received by the UC Hub and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Californian Corporations Code. UC Hub shall not, except with the prior written consent of ETI or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     3. REPRESENTATIONS AND WARRANTIES OF ETI AND NEWCO. As a material inducement to UC Hub and its stockholders to enter into this Agreement or approve the Merger as may be applicable, ETI, Newco and Lanham represent and warrant that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

     3.01. Organization. ETI and Newco are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation, and each has all requisite power and authority to own and lease their respective properties and assets and to conduct their respective businesses as now conducted. Newco was organized under California law on April 30, 2003 and has not engaged in any business transactions or incurred any liabilities except for the liabilities contained in this Agreement.

     3.02. Qualifications to Do Business. Schedule 3.02 sets forth each jurisdiction in which ETI and Newco are qualified to do business as a foreign corporation. Neither the nature of the business carried on by ETI or Newco, nor the properties owned or leased by either of them, require them to be qualified to do business as a foreign corporation in any other jurisdiction, except in any case where a failure to so qualify would not have a Material Adverse Effect on ETI or the Newco.

     3.03 Capitalization. The authorized capitalization of ETI on the Closing Date shall consist of 100,000,000 shares of common stock, $0.001 par value, with one vote per share; and 20,000,000 shares of preferred stock, $.001 par value, of which 1,987,692 shares of common stock shall be issued and outstanding. Of the outstanding shares of common stock, 1,396,004 shall be free trading and (i) not subject to any restrictions on public sale and (ii) are not "control shares" which would preclude transferees from immediately selling the shares under Rule 144 of the Securities Act, prior to issuance and cancellation of shares as set forth in Section 2.03 of this Agreement. All issued and outstanding shares of ETI are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of ETI, including, but not limited to, any amounts due or payable to any stockholder of ETI pursuant to the exercise by any ETI stockholder of appraisal rights. Immediately prior to the Closing Date, there will be approximately 1,987,692 shares of ETI's common stock issued and

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outstanding on a fully diluted basis. Except as disclosed in ETI's SEC Documents or this Agreement, as of the date of this Agreement and as of the Closing Date, there are no: outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ETI or Newco to issue, sell, or otherwise cause to become outstanding any of their capital stock, outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to ETI or Newco, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of ETI or Newco.

         3.04 Authorization. Each of ETI and Newco has all requisite power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The board of directors of each of ETI and Newco have approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement including the Merger in accordance with Nevada, Delaware and California law and Newco's articles of incorporation and bylaws. The stockholders of ETI have approved its change of domicile to Delaware and do not have to approve the Merger. ETI, as sole stockholder of Newco, has approved the Merger, and no other corporate proceedings on the part of ETI or Newco are necessary to authorize the execution, delivery, and performance, and the resolutions approving such Merger are irrevocable. This Agreement has been duly executed and delivered by each of ETI and Newco and constitutes their valid and binding obligations, enforceable against each of them in accordance with its terms.

     3.05. No Conflict or Violation. The execution, delivery, and performance of this Agreement by ETI and Newco does not and shall not: (a) violate or conflict with any provision of their respective articles of incorporation, bylaws, or other governing document of either of them (b) violate any provision of law (including any law pertaining to the issuance of securities) or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to ETI or Newco; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which either of them is a party or by which either of them is bound or to which any of their properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

     3.06. Consents and Approvals. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by ETI or Newco of this Agreement or the performance by either of them and of their respective obligations hereunder, except for the filings required to reincorporate in Delaware, consummate the Merger and the fairness hearing referred to in Section 7.08.

     3.07. Absence of Undisclosed Liabilities. Since December 31, 2002, neither ETI nor Newco has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (i) liabilities, obligations or contingencies which were incurred after December 31, 2002 and were incurred in the ordinary course of business and consistent with past practices;

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(ii) liabilities, obligations or contingencies which (1) would not, in the aggregate, have a Material Adverse Effect on ETI or Newco, or (2) have been discharged or paid in full prior to the date hereof; and (iii) liabilities and obligations which are of a nature not required to be reflected in the financial statements of ETI or Newco prepared in accordance with GAAP consistently applied and which were incurred in the ordinary course of business.

     3.08. ETI Assets and Liabilities. Immediately prior to the Closing Date, ETI shall have no material assets and no liabilities, other than those specified in ETI's last periodic report filed with the SEC and delivered to UC Hub, and all expenses related to this Agreement or otherwise shall have been paid.

     3.09. Filings with the SEC. ETI has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act. All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither ETI nor any of its subsidiaries is in material default. Each of ETI's SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates. None of ETI's SEC Documents including the Form 10-KSB and Form 10-QSB, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     3.10. Financial Statements.

          (a) Included in the Form 10-KSB are the audited balance sheet of ETI as of December 31, 2002, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended December 31, 2002, including the notes thereto, and the accompanying report of the company's independent certified public accountant.

          (b) The financial statements of ETI contained in the SEC Documents including the Form 10-QSB have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The ETI financial statements present fairly, in all material respects, as of their respective dates, the financial position of ETI. ETI did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected therein in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of ETI in accordance with generally accepted accounting principles.

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          (c) ETI has filed or shall file as of the Closing Date its tax returns required to be filed for its two most recent fiscal years. All such returns and reports are accurate and correct in all material respects. ETI has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable as of the Closing Date, and no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. To the Knowledge of ETI, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. ETI has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that could reasonably be expected to have a Material Adverse Effect on ETI. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of ETI.

         3.11. Information. The information concerning ETI set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. ETI shall cause the schedules delivered by it pursuant hereto and the instruments delivered to UC Hub hereunder to be updated after the date hereof up to and including the Closing Date.

     3.12. Absence of Certain Changes or Events. Except as set forth in this Agreement or the schedules hereto, since the date of the most recent ETI balance sheet described in Section 3.10:

          (a) There has not been any event which could be reasonably expected to have a Material Adverse Effect on ETI;

          (b) ETI has not (i) amended its articles of incorporation or bylaws;
     (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of ETI;
     (iv) made any material change in its method of accounting; (v) entered into any oral or written agreement, or modified the terms of any existing contract or agreement, or entered into or modified any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan,

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     payment, or arrangement made to, for, or with its officers, directors, or employees. In addition, ETI (ix) has no Liability (defined in Section 3.12(c)) and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability.

          (c) Except as set forth herein, ETI has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (any a "Liability" or "Liabilities") except Liabilities incurred in the ordinary course of business; (iii) paid any material obligation or Liability other than current Liabilities reflected in or shown on the most recent ETI balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of ETI; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

          (d) ETI has not become subject to any law or regulation which could reasonably be expected to have a Material Adverse Effect on ETI

     3.13. Litigation and Proceedings. There are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of ETI or Lanham, threatened by or against ETI or which are or could reasonably expected to have a Material Adverse Effect on ETI, at law or in equity, before any Governmental Entity. Neither ETI nor Lanham has any Knowledge of any default by ETI with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     3.14. Compliance With Laws and Regulations. ETI has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect on ETI. To the Knowledge of ETI and Lanham, the consummation of this transaction shall comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws, including the California Corporate Disclosures Act.

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     3.15. Material Contract Defaults. ETI is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which could be reasonably expected to have a Material Adverse Effect on ETI, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which ETI has not taken adequate steps to prevent such a default from occurring.

     3.16. Subsidiary. Except for Newco, ETI does not own, beneficially or of record, any equity securities in any other entity. ETI does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

     4. REPRESENTATIONS AND WARRANTIES OF UC HUB. UC Hub represents and warrants to ETI and Newco that to its Knowledge, the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

     4.01 Organization. UC Hub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to own and lease its respective properties and assets and to conduct its respective business as now conducted.

     4.02 Qualifications to Do Business. Schedule 4.02 sets forth each jurisdiction in which UC Hub is qualified to do business as a foreign corporation. Neither the nature of the business carried on by UC Hub, nor the properties owned or leased by it, require it to be qualified to do business as a foreign corporation in any other jurisdiction, except in any case where a failure to so qualify would not have a Material Adverse Effect on UC Hub.

     4.03 Capitalization. The authorized capitalization of UC Hub consists of 50,000,000 UC Hub Shares of which 14,308,464 Shares are issued and outstanding; and 5,000,000 shares of preferred stock with 2,561,864 shares of convertible preferred stock designated as Series H Preferred Stock issued and outstanding. In addition, UC Hub may sell additional Shares (i) in order to raise $350,000 and (ii) sell additional securities through Camden Securities, Inc. as disclosed on Schedule 4.03. All issued and outstanding UC Hub Shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the UC Hub Shares, except for any amounts due or payable to any stockholder of UC Hub pursuant to the exercise by any UC Hub stockholder of dissenters' rights. Except as disclosed on Schedule 4.03 to this Agreement, there are no: outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require UC Hub to issue, sell, or otherwise cause to become outstanding any of its capital stock outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to UC Hub, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of UC Hub.

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     4.04 Authorization. UC Hub has all requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder, subject to stockholder approval of the Merger and compliance with all applicable Laws. The board of directors of UC Hub has approved the execution and delivery of this Agreement and recommended the Merger contemplated by this Agreement to the UC Hub common stockholders. This Agreement has been duly executed and delivered by UC Hub and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

     4.05 Information. The information concerning UC Hub set forth in this Agreement and in the schedules delivered by UC Hub pursuant hereto is to the best of its Knowledge complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. UC Hub shall cause the information delivered by UC Hub pursuant hereto to ETI and Newco hereunder to be updated after the date hereof up to and including the Closing Date.

     4.06 No Conflict or Violation. The execution, delivery, and performance of this Agreement by UC Hub does not and shall not: (a) violate or conflict with any provision of its articles of incorporation, bylaws, or other governing document (b) violate any provision of law (including any law pertaining to the issuance of securities) or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to UC Hub; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

     4.07 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 4.07, since December 31, 2002, UC Hub has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (i) liabilities, obligations or contingencies which were incurred after December 31, 2002 and were incurred in the ordinary course of business and consistent with past practices; and (ii) liabilities, obligations or contingencies which (1) would not, in the aggregate, have a Material Adverse Effect on UC Hub, or (2) have been discharged or paid in full prior to the date hereof.

     4.08 Litigation and Proceedings. Except as disclosed on Schedule 4.08, there are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the knowledge of UC Hub, threatened by or against UC Hub are or could reasonably expected to have a Material Adverse Effect on UC Hub, at law or in equity, before any Government Entity. UC Hub has no Knowledge of any default by UC Hub with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any Government Entity court, arbitrator, or governmental agency or instrumentality.

     4.09 Material Contract Defaults. Except as disclosed on Schedule 4.09, to its

Knowledge, UC Hub is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which could be reasonably expected to have a Material Adverse Effect on UC Hub, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which UC Hub has not taken adequate steps to prevent such a default from occurring.

     4.10 Governmental Authorizations. UC Hub has all material licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as provided in this Agreement, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by UC Hub of this Agreement and the consummation by UC Hub of the transactions contemplated hereby.

     4.11 Compliance With Laws and Regulations. UC Hub has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect on UC Hub. To the Knowledge of UC Hub, the consummation of this Merger shall comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

     4.12 Subsidiary. Except as disclosed on Schedule 4.12, UC Hub does not own, beneficially or of record, any equity securities in any other entity. UC Hub does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

     5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UC HUB TO CLOSE. The obligations of UC Hub under this Agreement are subject to the following conditions:

     5.01 Stockholder Approval. The common stockholders of UC Hub must approve the Merger in accordance with California law and UC Hub's articles of incorporation and bylaws.

     5.02 Accuracy of Representations. The representations and warranties made by ETI and Newco in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and ETI and Newco shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by either or both of them prior to or at the Closing. UC Hub shall be furnished with certificates, signed by duly authorized officers of ETI and Newco and dated the Closing Date, to the foregoing effect.

     5.03 Officer's Certificates. UC Hub shall have been furnished with certificates dated the Closing Date and signed by ETI's chief executive officer to the effect that to such officer's Knowledge, which may be based on certificates of good standing, representations of a Governmental Entity, and ETI's own documents and information:

          (a) There are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of ETI and Newco threatened by or against ETI or Newco or which could reasonably be expected to have a Material Adverse Effect on ETI or Newco, at law or in equity, before any Government Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

          (b) This Agreement has been duly approved by ETI's and Newco's board of directors, ETI as the sole stockholder of Newco has approved the transactions contemplated by this Agreement, ETI does not need stockholder approval, and this Agreement has been duly executed and delivered in the name and on behalf of ETI and Newco by their duly authorized officer(s) pursuant to, and in compliance with, authority granted by the board of directors of ETI and Newco;

          (c) There have been no Material Adverse Effect, as described in
     Section 5.04 below relating to ETI or Newco up to and including the date of the certificate;

          (d) All conditions required by this Agreement have been met, satisfied, or performed by ETI and Newco;

          (e) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by ETI and Newco have been obtained and are in full force and effect or, if not required to have been obtained, shall be in full force and effect by such time as may be required; and

          (f) ETI shall have reincorporated in the State of Delaware.

     5.04 No Material Adverse Effect. Prior to the Closing Date, there shall have been no event, change, or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could result in a Material Adverse Effect on ETI or Newco.

     5.05 Good Standings. UC Hub shall have received a certificate of good standing from the appropriate authorities, dated as of the date within five days prior to the Closing Date, certifying that ETI and Newco are each in good standing as a corporation in the State of Delaware or California, as the case may be.

     5.06 New Officers and Directors. At the Closing, (i) ETI shall deliver the resignations of the board of directors and officers; (ii) the individuals specified on Schedule 5.06 shall have been nominated and appointed to the board of directors of ETI subject to compliance with Rule 14f-1 under the Exchange Act; and (iii) the new officers of ETI shall have been nominated and appointed pursuant to Schedule 5.06. Lanham and Larry Wilcox shall act as sole directors of ETI until it has complied with Rule 14f-1 at which time Lanham's resignation shall be effective.

     5.07 Regulatory Approval. The Commissioner shall have issued the Permit and the qualification thereunder shall not be the subject of any stop order or proceedings seeking a stop order.

     5.08 Books and Records. Prior to the Closing Date, ETI and Newco shall have delivered to UC Hub complete and accurate copies of all financial, accounting, and banking, books and records, of ETI and Newco.

     5.09 Use of Financial Statements, and Audit Reports. Prior to the Closing Date, ETI shall deliver to UC Hub a letter from its prior auditors stating that such prior auditors consent to the inclusion of any and all financial statements of ETI, including the audit reports and opinion letters, in which they were associated with, in any future SEC filing to be made by ETI or UC Hub.

     5.10 Corporate Matters. ETI shall have file the Certificate of Designation therefor with the Secretary of State of Delaware in the form as attached as Exhibit B and changed its name to a name selected by UC Hub.

     5.11 Other Items. UC Hub shall have received such other documents, certificates, or instruments relating to the transactions contemplated hereby as UC Hub may reasonably request, including a legal opinion from ETI's and Newco's counsel.

     6. CONDITIONS PRECEDENT TO OBLIGATIONS OF ETI AND NEWCO. The obligations of ETI and Newco under this Agreement are subject to the following conditions:

     6.01 Accuracy of Representations. The representations and warranties made by UC Hub in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and UC Hub shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by UC Hub prior to or at the Closing. ETI and Newco shall be furnished with a certificate, signed by a duly authorized officer of UC Hub and dated the Closing Date, to the foregoing effect.

     6.02 Officer's Certificate. ETI and Newco shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of UC Hub to the effect that to such officer's Knowledge, which may be based on certificates of good standing, representations of government agencies, and UC Hub's own documents and information:

          (a) There are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of UC Hub threatened by or against UC Hub or which could reasonably be expected to have a Material Adverse Effect on UC Hub, at law or in equity, before any Government Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

          (b) This Agreement has been duly approved by UC Hub's board of directors and has been duly executed and delivered in the name and on behalf of UC Hub by its duly authorized officer(s) pursuant to, and in compliance with, authority granted by the board of directors of UC Hub;

          (c) Except as provided or permitted herein, there have been no Material Adverse Effect, as described in Section 6.03 below relating to UC Hub up to and including the date of the certificate

          (d) All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by UC Hub have been obtained and are in full force and effect or, if not required to have been obtained shall be in full force and effect by such time as may be required.

          6.03 No Material Adverse Effect. Prior to the Closing Date, there shall have been no event, change, or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could have a Material Adverse Effect on UC Hub.

     6.04 Stockholder Approval. The common stockholders of UC Hub have approved the Merger as required by California law and UC Hub's articles of incorporation and bylaws.

     6.05 Regulatory Approval. The Commissioner shall have issued the Permit and the qualification thereunder shall not be the subject of any stop order or proceedings seeking a stop order.

     6.06 Good Standing. ETI and Newco shall have received a certificate of good standing from the appropriate authority, dated as of a date within five days prior to the Closing Date, certifying that UC Hub is in good standing as a corporation in the State of California.

     6.07 Other Items. ETI and Newco shall have received such further documents certificates, or instruments relating to the transactions contemplated hereby as ETI and Newco may reasonably request including a legal opinion from UC Hub's counsel.

     6.08 Dissenting Shares. Holders of less than 10% of the issued and outstanding UC Hub Shares, shall have exercised their dissenters' rights pursuant to the California Corporations Code in connection with the Merger.

     7. SPECIAL COVENANTS.

     7.01 Activities of ETI, Newco and UC Hub.

          (a) From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by ETI, Newco and UC Hub pursuant hereto or as permitted or contemplated by this Agreement, ETI, Newco and UC Hub shall each:

               (i) Carry on its business in substantially the same manner as it has heretofore;

               (ii) Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

               (iii) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

               (iv) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

               (v) Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date; and

               (vi) Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

          (b) From the date of this Agreement until the Closing Date except as contemplated by this Agreement, ETI, Newco and UC Hub shall not:

               (i) Make any change in its a charter, or bylaws;

               (ii) Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business;

                           (iii) Enter into any agreement for the sale of UC
                  Hub, Newco or ETI securities without the prior approval of the other party; or

                           (iv) Issue or cause to be issued any press
                  announcements or news releases without the consent of the other parties.

         7.02 Access to Properties and Records. Until the Closing Date, UC Hub, Newco and ETI shall afford to the other party's officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other party and shall furnish the other party with such additional financial and other information as to the business and properties of UC Hub, Newco or ETI as such party shall from time to time reasonably request.

     7.03 Indemnification by UC Hub. UC Hub shall indemnify and hold harmless ETI and Newco and their directors and officers, employees and agents, and each person, if any, who controls ETI and Newco, within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of this Agreement by UC Hub, or any untrue statement or alleged untrue statement of material fact made by UC Hub contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by UC Hub expressly for use therein. The indemnity agreement contained in this Section 7.03 shall remain operative and in full force and effect for a period of one year. This indemnity agreement does not cover any acts or failure to act of ETI or Newco, and their officers, directors, employees or agents, prior to the date of this Agreement.

     7.04 Indemnification by ETI, Newco and Lanham. ETI, Newco and Lanham shall indemnify and hold harmless UC Hub, the UC Hub stockholders, UC Hub's directors and officers, employees and agents, and each person, if any, who controls UC Hub within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by ETI expressly for use therein. The indemnity agreement contained in this Section
7.04 shall remain operative and in full force and effect for a period of one year. This indemnity agreement does not cover any acts or failure to act of UC Hub, its officers, directors, employees, or agents, prior to the date of this Agreement.

     7.05 Indemnification Procedure.

          (a) Notice to the indemnifying party shall be given promptly after receipt by any indemnified party of actual knowledge of the commencement of any action or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Agreement. Such notice shall set forth in reasonable detail the nature of such action or claim to the extent known, and include copies of any written correspondence or pleadings from the party asserting such claim or initiating such action. The indemnifying party shall be entitled, at its own expense, to assume or participate in the defense of such action or claim. In the event that the indemnifying party assumes the defense of such action or claim, it shall be conducted by counsel chosen by such party and approved by the party seeking indemnification, which approval shall not be unreasonably withheld.

          (b) With respect to actions as to which the indemnifying party does not exercise its right to assume the defense, the party seeking indemnification shall assume and control the defense of and contest such action with counsel chosen by it and approved by the indemnifying party, which approval shall not be unreasonably withheld. The indemnifying party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The indemnifying party shall be obligated to pay the reasonable attorneys' fees and expenses of the party seeking indemnification to the extent that such fees and expenses related to claims as to which indemnification is payable under Sections
     7.03 or 7.04, as such expenses are incurred.

          (c) Both the indemnifying party and the indemnified party shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control. No indemnified party shall settle any action or proceeding without the written consent of the indemnifying party, and no indemnifying party shall settle any action or proceeding unless the indemnified party is unconditionally released without any liability.

     7.06 Securities Filings. ETI shall be responsible for the preparation, and filing, of a Form 8-K filing with the Securities and Exchange Commission and shall be responsible for filing of consolidated audited financial statements in a separate Form 8-K filing within 75 days from the Closing Date, and shall be responsible for any and all filings in any jurisdiction where its stockholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement. ETI shall also prepare and file with the SEC all appropriate documents, including, but not limited to, Schedules 13D and 14C in conformity with Rule 14f-1 under the Exchange Act. Any such filings will include, as necessary, a description of UC Hub's business and UC Hub's audited and interim unaudited financial statements prepared in accordance with GAAP and applicable regulations of the SEC. As soon as practicable following the Closing, UC Hub shall prepare financial statements in accordance with GAAP and applicable regulations of the SEC for the last fiscal year, and such be audited by an independent accounting firm. Following the Closing, UC Hub shall provide such financial statements and any additional information ETI may require for inclusion in its filings.

     7.07 Third Party Beneficiaries. The common stockholders of UC Hub who will be receiving Preferred Stock pursuant to this Agreement are intended third-party beneficiaries of this Agreement.

     7.08 Fairness Hearing.

          (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Parties will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things including filing preparation and filing with the Commissioner of the documents required by the California Corporations Code, including but not limited to any required Permit Application, request for a hearing ("Hearing Request") or notice of a hearing ("Hearing Notice") pursuant to Sections 25121 and 25142 of the California Corporations Code (collectively the "Notice Materials"), in connection with the Merger and the issuance of the Merger Consideration, in order to perfect the exemption from registration provided by Section 3(a)(10) of the Securities Act and the preparation and filing of all other forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party of Governmental Entity, and (ii) the satisfaction of the other Parties' conditions to Closing. Each Party will use reasonable efforts to have the Permit Application, Hearing Request and Hearing Notice declared effective under the California Corporations Code as promptly as practicable after such filing. In addition, the parties will prepare, and UC Hub will distribute, an information statement or proxy statement along with the Notice Materials, as may be required by California law, at the earliest practicable date to submit this Agreement, the Merger and the transactions contemplated hereby, to the stockholders of UC Hub. Each of the Parties will promptly provide all information relating to their respective business and operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws.

     Each of the Parties will be solely responsible for any statement, information or omission in the Notice Materials relating to it or its affiliates upon the written information furnished by it or its representatives.

          (b) Prior to the Closing, each Party will promptly consult with the other Parties hereto with respect to all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity in connection with this Agreement and the Merger. Each Party will promptly inform the others of any communication from any Governmental Entity regarding the Merger. If any Party hereto or any affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Merger, then such Party will promptly notify the other Parties and endeavor in food faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits are required as a result of the execution of this Agreement or consummation of the Merger, UC Hub will use reasonable best efforts to effect such transfers, amendments or modifications.

     8. MISCELLANEOUS.

     8.01 Brokers. Except as provided herein, ETI, Newco and UC Hub agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, ETI, Newco and UC Hub each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party. The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

     8.02 Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations.

     8.03 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication, or if sent by prepaid overnight courier addressed as follows:

If to ETI or Newco to:

ETI Corporation
28562 Oslo Parkway
Unit D
Rancho Santa Margarita, CA 92688
Attention: Mr. Paul Lanham

With a copy to:

Randall J. Lanham, Esq.
28652 Oso Parkway
Suite D
Rancho Santa Margarita, CA 92688

If to UC Hub, to:

United Communications HUB, Inc.
10390 Commerce Center Drive, Suite 250
Rancho Cucamonga, CA  91730
Attention:  Mr. Larry Wilcox, Chief Executive Officer

With a copy to:

Michael D. Harris, Esq.
Michael Harris, P.A.
1555 Palm Beach Lakes Blvd.
Suite 310
West Palm Beach, FL 33401

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one business day after the date so sent by overnight courier.

     8.04 Attorneys Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding relating to this Agreement is filed, the prevailing party shall be entitled to an award by the court of reasonable attorneys' fees, costs and expenses.

     8.05 Schedules. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by ETI or UC Hub such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates.

     8.06 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     8.07 Survival. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of twelve months from the Closing Date, unless otherwise provided herein.

     8.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

     8.09 Remedies and Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

     8.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision by its severance here from

     8.11 Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their legal representatives, successors and assigns.

     8.12 Oral Evidence. This Agreement constitutes the entire Agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

     8.13 Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

     8.14 No Other Representations. ETI and Newco on one hand and UC Hub on the other hand shall not be deemed to have made any representation or warranty other than those as expressly made in this Agreement.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

                                        United Communications, Inc.,

_____________________________           By: /s/ Larry Wilcox
                                           ------------------------------------
                                           Larry Wilcox, Chief Executive Officer
_____________________________              ETI Corporation

_____________________________           By: /s/ Paul Lanham
                                            -----------------------------------
                                            Paul Lanham, President
_____________________________
                                                 New ETI, Inc.

_____________________________           By: /s/ Paul Lanham
                                            -----------------------------------
                                            Paul Lanham, President
_____________________________

_____________________________           /s/ Paul Lanham
                                        ---------------------------------------
                                        Paul Lanham, individually, solely with
____________________________            respect to ETI's and Newco's
                                        representations and warranties and
                                        indemnifications.